Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

AVID BIOSERVICES, INC.,

A DELAWARE CORPORATION

AVID BIOSERVICES, INC., a Delaware corporation organized and existing under and by virtue of the Delaware General Corporation Law (hereinafter referred to as the “Corporation”), hereby certifies as follows:

1. That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Corporation at an annual meeting. The resolutions setting forth the proposed amendment is as follows:

“RESOLVED, the Certificate of Incorporation, as amended, be amended by changing the first sentence of ARTICLE 4 so that it shall read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 155,000,000, of which (i) 150,000,000 shares shall be designated “Common Stock” and shall have a par value of $0.001 per share; and (ii) 5,000,000 shares shall be designated “Preferred Stock” and shall have a par value of $0.001 per share.”

2. That thereafter, pursuant to resolution of the Board of Directors, an Annual Meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which Annual Meeting the necessary number of shares as required by statute were voted in favor of the amendment.

3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Roger J. Lias, Ph.D., its President and Chief Executive Officer, this 4th day of October, 2018.

AVID BIOSERVICES, INC.,

a Delaware corporation

By: /s/ Roger J. Lias, Ph.D.

Roger J. Lias, Ph.D., President and CEO